Exhibit 3.2

SELECT INCOME REIT

AMENDED AND RESTATED BYLAWS

~~May 13, 2013~~

As Amended and Restated March 26, 2014

i

Section 3.12	Vacancies	16
Section 3.13	Compensation	17
Section 3.14	Surety Bonds	17
Section 3.15	Reliance	17
Section ~~3.15~~3.16	Interested Trustee Transactions	~~15~~17
~~Section 3.16~~	~~Qualifying Shares Not Required~~	~~16~~
Section 3.17	Certain Rights of Trustees, Officers, Employees and Agents	17
Section 3.18	Emergency Provisions	17
Section 3.19	Removal for Cause	18

ARTICLE IV COMMITTEES		18
Section 4.1	Number; Tenure and Qualifications	18
Section 4.2	Powers	~~16~~18
Section 4.3	Meetings	18
Section 4.4	Telephone Meetings	19
Section 4.5	Action by Written Consent of Committees	19
Section 4.6	Vacancies	19

ARTICLE V OFFICERS		19
Section 5.1	General Provisions	19
Section 5.2	Removal and Resignation	19
Section 5.3	Vacancies	20
~~Section 5.4~~	~~Chief Executive Officer~~	~~18~~
~~Section 5.5~~	~~Chief Operating Officer~~	~~18~~
~~Section 5.6~~	~~Chief Financial Officer~~	~~18~~
~~Section 5.7~~	~~Chairman and Vice Chairman of the Board~~	~~18~~
Section ~~5.8~~5.4	President	20
Section ~~5.9~~5.5	Vice Presidents	20
Section ~~5.10~~5.6	Secretary	~~19~~20
Section ~~5.11~~5.7	Treasurer	~~19~~21
Section ~~5.12~~5.8	Assistant Secretaries and Assistant Treasurers	21

ARTICLE VI CONTRACTS, LOANS, CHECKS AND DEPOSITS		21
Section 6.1	Contracts	21
Section 6.2	Checks and Drafts	21
Section 6.3	Deposits	21

ARTICLE VII SHARES		~~20~~21
Section 7.1	Certificates	~~20~~21
Section 7.2	Transfers	~~20~~22
Section 7.3	Lost Certificates	22
Section 7.4	Closing of Transfer Books or Fixing of Record Date	22
Section 7.5	Share Ledger	~~21~~23
Section 7.6	Fractional Shares; Issuance of Units	23

ARTICLE VIII INDEMNIFICATION AND ADVANCEMENT OF EXPENSES		23
Section 8.1	Indemnification and Advancement of Expenses	23

ii

ARTICLE IX FISCAL YEAR		24
Section 9.1	Fiscal Year	24

ARTICLE X DIVIDENDS AND OTHER DISTRIBUTIONS		24
Section 10.1	Dividends and Other Distributions	24

ARTICLE XI SEAL		24
Section 11.1	Seal	24
Section 11.2	Affixing Seal	24

ARTICLE XII WAIVER OF NOTICE		~~23~~24
Section 12.1	Waiver of Notice	~~23~~24

ARTICLE XIII AMENDMENT OF BYLAWS		~~23~~25
Section 13.1	Amendment of Bylaws	~~23~~25

ARTICLE XIV MISCELLANEOUS		25
Section 14.1	References to Declaration of Trust	25
Section 14.2	Ratification	25
Section 14.3	Ambiguity	25
Section 14.4	Inspection of Bylaws	~~24~~25
Section 14.5	Election to be Subject to Part of Title 3, Subtitle 8	~~24~~25
Section 14.6	Control Share Acquisition Act	~~24~~25

ARTICLE XV ARBITRATION PROCEDURES FOR DISPUTES		26
Section 15.1	Procedures for Arbitration of Disputes	26
Section 15.2	Arbitrators	~~25~~26
Section 15.3	Place of Arbitration	27
Section 15.4	Discovery	27
Section 15.5	Awards	27
Section 15.6	Costs and Expenses	27
Section 15.7	Final and Binding	~~26~~27
Section 15.8	Beneficiaries	~~26~~27

iii

SELECT INCOME REIT

AMENDED AND RESTATED BYLAWS

These AMENDED AND RESTATED BYLAWS (the “Bylaws”) are made as of the date set forth above by the Trustees (as defined below).

ARTICLE I

OFFICES

Section 1.1                                    Principal Office.  The principal office of the Trust shall be located at such place or places as the Board of Trustees may designate.

Section 1.2                                    Additional Offices.  The Trust may have additional offices at such places as the Board of Trustees may from time to time determine or the business of the Trust may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 2.1                                    Place.  All meetings of shareholders shall be held at the principal office of the Trust or at such other place as is designated by the Board of Trustees or the ~~chairman of the board or~~ president.

Section 2.2                                    Annual Meeting.  An annual meeting of the shareholders for the election of Trustees and the transaction of any business within the powers of the Trust shall be held at such times as the Trustees may designate.  Failure to hold an annual meeting does not invalidate the Trust’s existence or affect any otherwise valid acts of the Trust.

Section 2.3                                    Special Meetings.  Special meetings of shareholders may be called only by a majority of the Trustees then in office.  If there shall be no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees for the purpose of electing Trustees.

Section 2.4                                    Notice of Regular or Special Meetings.  Notice given in writing or by electronic transmission specifying the place, day and hour of any regular or special meeting, the purposes of the meeting, to the extent required by law to be provided, and all other matters required by law shall be given to each shareholder of record entitled to vote, by mail, postage prepaid, sent to his or her address appearing on the books of the Trust or theretofore given by him or her to the Trust for the purpose of notice, by presenting it to such shareholder personally, by leaving it at the shareholder’s residence or usual place of business or by any other means permitted by Maryland law.  If mailed, such notice shall be deemed to be given once deposited in the U.S. mail addressed to the shareholder at his or her post office address as it appears on the records of the Trust, with postage thereon prepaid.  If transmitted electronically, such notice shall be deemed to be given when transmitted to the shareholder by an electronic transmission to any address or number of the shareholder at which the shareholder receives electronic transmissions.  It shall be the duty of the secretary to give notice of each meeting of the shareholders.  The Trust may give a single notice to all shareholders who share an address, which single notice shall be effective to any shareholder at such address, unless a shareholder objects to receiving such single notice or revokes a prior consent to receiving such single notice.  Failure to give notice of any meeting to one or more shareholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this ARTICLE II or the validity of any proceedings at any such meeting.

Section 2.5                                    Notice of Adjourned Meetings.  It shall not be necessary to give notice of the time and place of any adjourned meeting or of the business to be transacted thereat other than by announcement at the meeting at which such adjournment is taken.

Section 2.6                                    Scope of Meetings.  Except as otherwise expressly set forth elsewhere in these Bylaws, no business shall be transacted at an annual or special meeting of shareholders except as specifically designated in the notice or otherwise properly brought before the meeting of shareholders by or at the direction of the Board of Trustees.

Section 2.7                                    Organization of Shareholder Meetings.  Every meeting of shareholders shall be conducted by an individual appointed by the Board of Trustees to be chairperson of the meeting or, in the absence of such appointment or the absence of the appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the vice chairman of the board, if there be one, the president, the vice presidents in their order of seniority, the secretary or, in the absence of such officers, a chairperson chosen by the shareholders by the vote of holders of shares of beneficial interest representing a majority of the votes cast on such appointment by shareholders present in person or represented by proxy.  The secretary, an assistant secretary or a person appointed by the Trustees or, in the absence of such appointment, a person appointed by the chairperson of the meeting shall act as secretary of the meeting and record the minutes of the meeting.  If the secretary presides as chairperson at a meeting of the shareholders, then the secretary shall not also act as secretary of the meeting and record the minutes of the meeting.  The order of business and all other matters of procedure at any meeting of shareholders shall be determined by the chairperson of the meeting.  The chairperson of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairperson, are appropriate for the proper conduct of the meeting, including, without limitation: (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to shareholders of record of the Trust, their duly authorized proxies or other such persons as the chairperson of the meeting may determine; (c) limiting participation at the meeting on any matter to shareholders of record of the Trust entitled to vote on such matter, their duly authorized proxies or other such persons as the chairperson of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any shareholder or other person who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairperson of the meeting; (h) concluding a meeting or recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security.  Without limiting the generality of the powers of the chairperson of the meeting pursuant to the foregoing provisions, the chairperson may adjourn any meeting of shareholders for any reason deemed necessary by the chairperson, including, without limitation, if (i) no quorum is present for the transaction of the business, (ii) the Board of Trustees or the chairperson of the meeting determines that adjournment is necessary or appropriate to enable the shareholders to consider fully information that the Board of Trustees or the chairperson of the meeting determines has not been made sufficiently or timely available to shareholders or (iii) the Board of Trustees or the chairperson of the meeting determines that adjournment is otherwise in the best interests of the Trust.  Unless otherwise determined by the chairperson of the meeting, meetings of shareholders shall not be required to be held in accordance with the general rules of parliamentary procedure or any otherwise established rules of order.

Section 2.8                                    Quorum.  At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the Declaration of Trust for the vote necessary for the adoption of any measure.  If, however, such quorum shall not be present at any meeting of the shareholders, the chairperson of the meeting shall have the power to adjourn the meeting from time to time without the Trust having to set a new record date or provide any additional notice of such meeting, subject to any obligation of the Trust to give notice pursuant to Section 2.5.  At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.  The shareholders present, either in person or by proxy, at a meeting of shareholders which has been duly called and convened and at which a quorum was established may continue to transact business until adjournment, notwithstanding the withdrawal of enough votes to leave less than a quorum then being present at the meeting.

Section 2.9                                    Voting.

(a)                                 With regard to election of a Trustee, and except as may be mandated by applicable law or the listing requirements of the principal exchange on which the Trust’s common shares are listed: (i) a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a Trustee in an uncontested election; and (ii) a majority of all the votes entitled to be cast in the election of Trustees at a meeting of shareholders duly called and at which a quorum is present shall be required to elect a Trustee in a contested election (which, for purposes of these Bylaws, is an election at which the number of nominees exceeds the number of Trustees to be elected at the meeting).  Each share may be voted for as many individuals as there are Trustees to be elected and for whose election the share is entitled to be voted.

(b)                                 With regard to any other matter which may properly come before a meeting of shareholders duly called and at which a quorum is present, and except as may be mandated by applicable law, by the listing requirements of the principal exchange on which the Trust’s common shares are listed or by a specific provision of the Declaration of Trust, (i) if such matter is approved by at least 60% of the Trustees then in office, including 60% of the Independent Trustees then in office, a majority of all the votes cast at the meeting shall be required to approve such matter; and (ii) if such matter is not approved by at least 60% of the Trustees then in office, including 60% of the Independent Trustees then in office, 75% of all the shares entitled to vote at the meeting shall be required to approve such matter.

Section 2.10                             Proxies. A shareholder may cast the votes entitled to be cast by him or her either in person or by proxy executed by the shareholder or by his or her duly authorized agent in any manner permitted by law.  Such proxy shall be filed with such officer of the Trust or third party agent as the Board of Trustees shall have designated for such purpose for verification at or prior to such meeting.  Any proxy relating to the Trust’s shares of beneficial interest shall be valid until the expiration date therein or, if no expiration is so indicated, for such period as is permitted pursuant to Maryland law.  At a meeting of shareholders, all questions concerning the qualification of voters, the validity of proxies, and the acceptance or rejection of votes, shall be decided by or on behalf of the chairperson of the meeting, subject to Section 2.13.

Section 2.11                             Record Date.  The Board of Trustees may fix the date for determination of shareholders entitled to notice of and to vote at a meeting of shareholders.  If no date is fixed for the determination of the shareholders entitled to vote at any meeting of shareholders, only persons in whose names shares entitled to vote are recorded on the share records of the Trust ~~at~~on the ~~opening~~later of: (i) the close of business on the day ~~of any~~on which notice of such meeting of shareholders is first mailed by the Trust or (ii) the thirtieth (30th) day before the date of such meeting shall be entitled to vote at such meeting.

Section 2.12                             Voting of Shares by Certain Holders.  Shares of the Trust registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or pursuant to an agreement of the partners of the partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares.  Any trustee or other fiduciary may vote shares registered in his or her name as such fiduciary, either in person or by proxy.

Section 2.13                             Inspectors.

(a)                                 Before or at any meeting of shareholders, the chairperson of the meeting may appoint one or more persons as inspectors for such meeting.  Such inspectors, if any, shall (i) ascertain and report the number of shares of beneficial interest represented at the meeting, in person or by proxy and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chairperson of the meeting and (iv) perform such other acts as are proper to conduct the election or voting at the meeting.

(b)                                 Each report of an inspector shall be in writing and signed by him or her or by a majority of them if there is more than one inspector acting at such meeting.  If there is more than one inspector, the report of a majority shall be the report of the inspectors.  The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 2.14                             Nominations and Other Proposals to be Considered at Meetings of Shareholders.  Nominations of individuals for election to the Board of Trustees and the proposal of other business to be considered by the shareholders at meetings of shareholders may be properly brought before the meeting only as set forth in this Section 2.14.  All judgments and determinations made by the Board of Trustees or the chairperson of the meeting, as applicable, under this Section 2.14 (including, without limitation, judgments and determinations as to the propriety of a proposed nomination or a proposal of other business for consideration by shareholders) shall be final and binding unless determined ~~by a court of competent jurisdiction~~ to have been made in bad faith.

Section 2.14.1.                                                                Annual Meetings of Shareholders.

(a)                                 A shareholder of the Trust may recommend to the Nominating and Governance Committee of the Board of Trustees an individual as a nominee for election to the Board of Trustees.  Such recommendation shall be made by written notice to the Chair of such committee and the Secretary of the Trust, which notice should contain or be accompanied by the information and documents with respect to such recommended nominee and shareholder that such shareholder believes to be relevant or helpful to the Nominating and Governance Committee’s deliberations.  In considering such recommendation, the Nominating and Governance Committee may request additional information concerning the recommended nominee or the shareholder making the recommendation.  The Nominating and Governance Committee of the Board of Trustees will consider any such recommendation in its discretion.  A shareholder seeking to make a nomination of an individual for election to the Board of Trustees at an annual meeting must make such nomination in accordance with Section 2.14.1(b)(ii).

(~~a~~b)                          Nominations of individuals for election to the Board of Trustees and the proposal of other business to be considered by the shareholders at an annual meeting of shareholders may be properly brought before the meeting (i) pursuant to the Trust’s notice of meeting or otherwise properly brought before the meeting by or at the direction of the Board of Trustees or (ii) by ~~any~~a shareholder of the Trust who (A) has continuously ~~held~~beneficially owned at least $2,000 in market value, or 1%, of the Trust’s shares entitled to vote at the meeting on such election or ~~the~~ proposal for other business~~, as the case may be,~~ for at least one year from the date such shareholder gives the notice provided for in this Section 2.14.1 ~~(or, if such notice is given prior to March 11, 2013, continuously held Trust shares since March 11, 2012 and without regard to the $2,000 market value, or 1%, requirement)~~, and continuously ~~holds~~beneficially owns such shares through and including the time of the annual meeting (including any adjournment or postponement thereof), (B) ~~is a shareholder of record~~holds a certificate or certificates for the shares of the Trust referenced in subclause (A) of this Section 2.14.1(b)(ii) at the time of giving the notice provided for in this Section 2.14.1 through and including the time of the annual meeting (including any adjournment or postponement thereof), (C) is entitled to make ~~nominations~~such nomination or propose ~~other~~such business and to vote at the meeting on such election~~,~~ or ~~the~~ proposal for ~~other~~such business, ~~as the case may be~~ and (D) complies with the notice procedures set forth in this Section 2.14 as to such nomination or ~~other~~ business.  Section 2.14.1(~~a~~b)(ii) shall be the exclusive means for a shareholder to make nominations or propose other business before an annual meeting of shareholders, except to the extent of matters which are required to be presented to shareholders by applicable law and which have been properly presented in accordance with the requirements of such law.  For purposes of determining compliance with the requirement in subclause (A) of Section 2.14.1(~~a~~b)(ii), the market value of the Trust’s shares held by the applicable shareholder shall be determined by multiplying the number of shares such shareholder continuously held for that one-year period by the highest selling price of the Trust shares as reported on the principal exchange on which the Trust’s common shares are listed for trading during the sixty (60) calendar days before the date such notice was submitted.

(~~b~~c)                           For nominations for election to the Board of Trustees or other business to be properly brought before an annual meeting by a shareholder pursuant to this Section 2.14.1~~(a)(ii), the~~, such shareholder shall have given timely notice thereof in writing to the secretary of the Trust in accordance with this Section 2.14 and such other business shall otherwise be a proper matter for action by shareholders.  To be timely, ~~a shareholder’s~~the notice of such shareholder shall set forth all information required under this Section 2.14 and shall be delivered to the secretary at the principal executive offices of the Trust not later than 5:00 p.m. (Eastern Time) on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the ~~date of the proxy statement for the~~ annual meeting is called for a date that is more than thirty (30) days earlier or later than the first anniversary of the date of ~~the proxy statement for~~ the preceding year’s annual meeting, notice by the shareholder to be timely shall be so delivered not later than 5:00 p.m. (Eastern Time) on the tenth (10th) day following the earlier of the day on which (i) notice of the date of the annual meeting is mailed or otherwise made available or (ii) public announcement of the date of ~~such~~the annual meeting is first made by the Trust~~.  Notwithstanding the foregoing sentence, with respect to the annual meeting to be held in calendar year 2013, to be timely, a shareholder’s notice shall be delivered to the secretary at the principal executive offices of the Trust not later than 5:00 p.m. (Eastern Time) on December 31, 2012 nor earlier than December 1, 2012~~. Neither the postponement or adjournment of an annual meeting, nor the public announcement of such postponement or adjournment, shall commence a new time period for the giving of a ~~shareholder’s~~ notice of a shareholder as described above.

A ~~shareholder’s~~ notice of a shareholder pursuant to this Section 2.14.1 shall set forth:

(~~A~~i)                            separately as to each individual whom ~~the~~such shareholder proposes to nominate for election or reelection as a Trustee (a “Proposed Nominee”), (1) the name, age, business address ~~and~~, residence address and educational background of such Proposed Nominee, (2) a statement of whether such Proposed Nominee is proposed for nomination as an Independent Trustee (as defined in Section 3.2) or a Managing Trustee (as defined in Section 3.2) and a description of such Proposed Nominee’s qualifications to be an Independent Trustee or Managing Trustee, as the case may be, and such Proposed Nominee’s qualifications to be a Trustee pursuant to the criteria set forth in Section 3.1, (3) the class, series and number of any shares of beneficial interest of the Trust that are, directly or indirectly, beneficially owned or owned of record by such Proposed Nominee, (4) ~~the date such shares were acquired and the investment intent of such acquisition, (5) a description of all purchases and sales of securities of the Trust by such Proposed Nominee during the previous 12 month period, including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved, (6) a description of all Derivative Transactions (as defined in Section 2.14.1(d)) by such Proposed Nominee during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in the transactions and the~~

~~consideration involved, (7) any performance related fees (other than an asset based fee)~~a description of the material terms of each Derivative Transaction that such Proposed Nominee ~~is entitled to based on any increase or decrease in the value of shares of the Trust or instrument or arrangement of the type contemplated within the definition of Derivative Transaction, if any, as of the date of such notice~~directly or indirectly, has an interest in, including, without limitation, ~~any such interests held by members of such Proposed Nominee’s immediate family sharing the same household with such Proposed Nominee, (8) any proportionate interest in shares of the Trust or instrument or arrangement of the type contemplated within the definition of~~the counterparties to each Derivative Transaction, the class or series and number or amount of securities of the Trust to which each Derivative Transaction ~~held,~~relates or provides exposure, and whether or not (x) such Derivative Transaction conveys any voting rights directly or indirectly, ~~by a general or limited partnership in which~~to such Proposed Nominee ~~is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (9~~, (y) such Derivative Transaction is required to be, or is capable of being, settled through delivery of securities of the Trust and (z) such Proposed Nominee and/or, to their knowledge, the counterparty to such Derivative Transaction has entered into other transactions that hedge or mitigate the economic effect of such Derivative Transaction, (5) a description of ~~any other material relationship~~all direct and indirect compensation and other agreements, arrangements and understandings or any other relationships, between or among ~~such~~the shareholder~~, each Proposed Nominee~~ making the nomination, or any of its respective affiliates and associates, or others acting in concert therewith, ~~including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “S.E.C.”) (and any successor regulation), if the shareholder making the nomination or any person acting in concert therewith, were the “registrant” for purposes of such rule and the~~on the one hand, and such Proposed Nominee ~~were a director or executive officer of such registrant~~, or his or her respective affiliates and associates, on the other hand, and (~~10~~6) all other information relating to such Proposed Nominee that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Section 14 (or any successor provision) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder;

(~~B~~ii)                         as to any other business that the shareholder proposes to bring before the meeting, (1) a description of such business, (2) the reasons for proposing such business at the meeting and any material interest in such business of such shareholder or any Shareholder Associated Person (as defined in Section 2.14.1(g)), including any anticipated benefit to such shareholder or any Shareholder Associated Person therefrom, (3) a description of all agreements, arrangements and understandings between such shareholder and Shareholder Associated Person amongst themselves or with any other person or persons (including their names) in connection with the proposal of such business by such shareholder and (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to bring the business before the meeting; ~~and~~

(~~C~~iii)                      separately as to the shareholder giving the notice and any Shareholder Associated Person, (1) the ~~name and address of~~class, series and number of all shares of the Trust that are owned of record by such shareholder~~, as it appears on the Trust’s share ledger~~ or by such Shareholder Associated Person, if any, and (2) the class, series and number of, and the nominee holder for, any shares of beneficial interest of the Trust that are owned, directly or indirectly, beneficially ~~or~~but not of record by such shareholder or by such Shareholder Associated Person, if any;

~~, and the date such shares were acquired and the investment intent of such acquisition~~(iv)  separately as to the shareholder giving the notice and any Shareholder Associated Person, (~~3~~1) a description of all purchases and sales of securities of the Trust by such shareholder or Shareholder Associated Person during the previous ~~12~~six (6) month period, including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved, (~~4~~2) a description of ~~all~~the material terms of each Derivative ~~Transactions by~~Transaction that such shareholder or any Shareholder Associated Person directly or indirectly, has an interest in, including, without limitation, the counterparties to each Derivative Transaction, the class or series and number or amount of securities of the Trust to which each Derivative Transaction relates or provides exposure, and whether or not (x) such Derivative Transaction conveys any voting rights directly or indirectly, to such shareholder or Shareholder Associated Person ~~during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in the transactions and the consideration involved~~, (y) such Derivative Transaction is required to be, or is capable of being, settled through delivery of securities of the Trust and (z) such shareholder or Shareholder Associated Person and/or, to their knowledge, the counterparty to such Derivative Transaction has entered into other transactions that hedge or mitigate the economic effect of such Derivative Transaction, (~~5~~3) a description of the material terms of any performance related fees (other than an asset based fee) ~~that~~to which such shareholder or Shareholder Associated Person is entitled ~~to~~ based on any increase or decrease in the value of shares of the Trust or instrument or arrangement of the type contemplated within the definition of Derivative Transaction, ~~if any, as of the date of such notice, including, without limitation, any such interests held by members of such shareholder’s~~and (4) any rights to dividends or other distributions on the shares of the Trust owned beneficially by such shareholder or Shareholder Associated ~~Person’s immediate family sharing the same household with such~~Person that are separated or separable from the underlying shares of the Trust;

(v)                                 separately as to the shareholder ~~or~~giving the notice and any Shareholder Associated Person with a material interest described in clause (ii)(2) above, an ownership interest described in clause (iii) above or a transaction or right described in clause (iv) above, (1) the name and address of such shareholder and Shareholder Associated Person, ~~(6) any proportionate interest in shares of the Trust or instrument or arrangement of the type contemplated within the definition of Derivative Transaction held, directly or indirectly, by a general or limited partnership in which such shareholder or Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner~~ and (~~7~~2) all ~~other~~ information relating to such shareholder and Shareholder Associated Person that is required to be disclosed in ~~solicitations~~connection with the solicitation of proxies for election of Trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Section 14 (or any successor provision) of the Exchange Act~~,~~ and the rules and regulations promulgated thereunder~~.~~; and

(vi)                              to the extent known by the shareholder giving the notice, the name and address of any other person who owns, beneficially or of record, any shares of beneficial interest of the Trust and who supports the nominee for election or reelection as a Trustee or the proposal of other business.

(d)                                 A notice of a shareholder making a nomination or proposing other business pursuant to Section 2.14.1(b)(ii) shall be accompanied by (i) a copy of the share certificate(s) referenced in subclause (B) of Section 2.14.1(b)(ii) above; (ii) if such shareholder was not a shareholder of record of the shares referenced in subclause (A) of Section 2.14.1(b)(ii) above continuously for the one-year period referenced therein, reasonable evidence of such shareholder’s continuous beneficial ownership of such shares during such one-year period, such reasonable evidence may include, but shall not be limited to, (A) a copy of a report of the shareholder on Schedule 13D or Schedule 13G under the Exchange Act filed on or prior to the beginning of the one-year period and all amendments thereto, (B) a copy of a statement required to be filed pursuant to Section 16 of the Exchange Act (or any successor provisions) by a person who is a Trustee of the Trust or who is directly or indirectly the beneficial owner of more than ten percent (10%) of the shares of the Trust filed on or prior to the beginning of the one-year period and all amendments thereto, or (C) a written verification of such beneficial ownership from a person who was the “record” holder of such shares, including any participant of the Depositary Trust Company, if applicable; and (iii) with respect to nominations, a signed statement of each Proposed Nominee (1) certifying that the information, including share ownership and duration, contained in the notice regarding such Proposed Nominee and any affiliate or associate of such person is true and complete, and complies with this Section 2.14.1 in all material respects, and (2) consenting to being named as a nominee and to serving as a Trustee if elected.

(e)                                  A shareholder providing notice of a proposed nomination or other business to be considered at an annual meeting of shareholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.14 is true and correct as of the record date for such annual meeting and as of a date that is ten (10) business days prior to such annual meeting, and any such update shall be delivered to the secretary at the principal executive offices of the Trust not later than the close of business on the fifth (5th) business day after the record date (in the case of an update or supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the annual meeting (in the case of an update or supplement required to be made as of ten (10) business days prior to the meeting).

(~~c~~f)                             Notwithstanding anything in the second sentence of Section 2.14.1(~~b~~c) to the contrary, in the event that the number of Trustees to be elected to the Board of Trustees is increased and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, a shareholder’s notice required by this Section 2.14.1 also shall be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to the secretary at the principal executive offices of the Trust not later than 5:00 p.m. (Eastern Time) on the tenth (10th) day immediately following the day on which such public announcement is first made by the Trust.

(~~d~~g)                           For purposes of this Section 2.14, (i) “Shareholder Associated Person” of any shareholder shall mean (A) any person acting in concert with, such shareholder, (B) any direct or indirect beneficial owner of shares of beneficial interest of the Trust owned of record or beneficially by such shareholder and (C) any person controlling, controlled by or under common control with such shareholder or a Shareholder Associated Person; and (ii) “Derivative Transaction” by a person shall mean any (A) transaction in, or arrangement, agreement or understanding with respect to, any option, warrant, convertible security, stock appreciation right or similar right with an exercise, conversion or exchange privilege, or settlement payment or mechanism related to, any security of the Trust, or similar instrument with a value derived in whole or in part from the value of a security of the Trust, in any such case whether or not it is subject to settlement in a security of the Trust or otherwise or (B) any transaction, arrangement, agreement or understanding which included or includes an opportunity for such person, directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any security of the Trust, to mitigate any loss or manage any risk associated with any increase or decrease in the value of any security of the Trust or to increase or decrease the number of securities of the Trust which such person was, is or will be entitled to vote, in any such case whether or not it is subject to settlement in a security of the Trust or otherwise~~; (iii) “public announcement” shall mean disclosure in (A) a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or any other widely circulated news or wire service or (B) a document publicly filed by the Trust with the United States S.E.C. pursuant to the Exchange Act and (iv) “subsidiary” shall include, with respect to a person, any corporation, partnership, joint venture or other entity of which such person (A) owns, directly or indirectly, 10% or more of the outstanding voting securities or other interests or (B) has a person designated by such person serving on, or a right, contractual or otherwise, to designate a person, so to serve on, the board of directors (or analogous governing body).~~.

Section 2.14.2.                                                                Shareholder Nominations or Other Proposals Causing Covenant Breaches or Defaults.  At the same time as the submission of any shareholder nomination or proposal of other business to be considered at a shareholders meeting that, if approved and implemented by the Trust, would cause the Trust or any subsidiary (as defined in Section ~~2.14.1~~2.14.5(~~d~~c)) of the Trust to be in breach of any covenant ~~of the Trust or any subsidiary of the Trust~~ or otherwise cause a default (in any case, with or without notice or lapse of time) in any existing debt instrument or agreement of the Trust or any subsidiary of the Trust or other material contract or agreement of the Trust or any subsidiary of the Trust, the ~~proponent shareholder or shareholders shall submit to the secretary at the principal executive offices of the Trust (a) evidence satisfactory to the Board of Trustees of the lender’s~~notice provided pursuant to Section 2.14.1(c) shall disclose: (a) whether the lender or contracting ~~party’s willingness~~party has agreed to waive the breach of covenant or default, and, if so, shall include reasonable evidence thereof, or (b) ~~a detailed~~in reasonable detail, any plan of such shareholder for the repayment of the indebtedness to the lender or curing the contractual breach or default and satisfying any resulting damage claim, specifically identifying the actions to be taken ~~or~~and the source of funds~~, which plan must be satisfactory to the Board of Trustees in its discretion, and evidence of the availability to the Trust of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the shareholder nomination or other proposal that are at least as favorable to the Trust, as determined by the Board of Trustees in its discretion.  As an example and not as a limitation, at the time these Bylaws are being adopted, the Trust is party to a bank credit facility that contains covenants which prohibit certain changes in the management and policies of the Trust without the approval of the lenders; accordingly, a shareholder nomination or proposal which implicates these covenants~~ for any such repayment, and such notice shall be accompanied by a ~~waiver of these covenants duly executed by the banks or by evidence satisfactory to the Board of Trustees of the availability of funding to the Trust to repay outstanding indebtedness under this credit facility and of the availability of a new credit facility on terms as favorable to the Trust as the existing credit facility.~~copy of any commitment letter(s) or agreement(s) for the financing of such plan.

Section 2.14.3.                                                                Shareholder Nominations or Other Proposals Requiring Governmental Action.  If (a) submission of any shareholder nomination or proposal of other business to be considered at a shareholders meeting that could not be considered or, if approved, implemented by the Trust without the Trust, any subsidiary of the Trust, the proponent shareholder, any Proposed Nominee of such shareholder, any Shareholder Associated Person of such shareholder, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any federal, state, municipal or other governmental or regulatory body (a “Governmental Action”) or (b) such shareholder’s ownership of shares of the Trust or any solicitation of proxies or votes or holding or exercising proxies by such shareholder, any Proposed Nominee of such shareholder, any Shareholder Associated Person of such shareholder, or their respective affiliates or associates would require Governmental Action, then, in the notice provided pursuant to Section 2.14.1(c) the proponent shareholder shall disclose (x) whether such Governmental Action has been given or obtained, and, if so, such notice shall be accompanied by reasonable evidence thereof, or (y) in reasonable detail, any plan of such shareholder for making or obtaining the Governmental Action.

Section ~~2.14.3~~2.14.4.                              Special Meetings of Shareholders.  As set forth in Section 2.6, only business brought before the meeting pursuant to the Trust’s notice of meeting shall be conducted at a special meeting of shareholders.  Nominations of individuals for election to the Board of Trustees only may be made at a special meeting of shareholders at which Trustees are to be elected: (a) pursuant to the Trust’s notice of meeting; (b) otherwise properly brought before the meeting by or at the direction of the Board of Trustees; or (c) provided that the Board of Trustees has determined that Trustees shall be elected at such special meeting or if there are no Trustees and the special meeting is called by the officers of the Trust for the election of successor Trustees, by any shareholder of the Trust who ~~has been for at least one year immediately preceding such shareholder giving the notice provided for in this Section 2.14.3 a shareholder of record of shares entitled to vote at the meeting on such election and continues to be~~is a shareholder of record both at the time of giving of notice provided for in this Section ~~2.14.3~~2.14.4 through and including the time of the special meeting, who is entitled to vote at the meeting on such election and who has complied with the notice procedures and other requirements set forth in this Section ~~2.14.3~~2.14.4.  In the event the Trust calls a special meeting of shareholders for the purpose of electing one or more Trustees to the Board of Trustees, any ~~such~~ shareholder may nominate an individual or individuals (as the case may be) for election as a Trustee as specified in the Trust’s notice of meeting, if (i) the shareholder satisfies the ownership, holding ~~period~~and certificate requirements set forth in Section 2.14.1(~~a~~b)(ii), (ii) the shareholder’s notice contains or is accompanied by the information and documents required by Section 2.14 and (iii) the shareholder has given timely notice thereof in writing to the secretary of the Trust at the principal executive offices of the Trust, with all references in such Sections to the annual meeting and to the notice given under such Sections changed to be references to the special meeting and the notice given under this Section 2.14.4.  To be timely, a shareholder’s notice shall be delivered to the secretary of the Trust at the principal executive offices of the Trust not earlier than the 150th day prior to such special meeting and not later than 5:00 p.m. (Eastern Time) on the later of (i) the 120th day prior to such special meeting or (ii) the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of ~~the nominees~~any nominee proposed by the Trustees to be elected at such meeting.  Neither the postponement or adjournment of a special meeting, nor the public announcement of such postponement or adjournment, shall commence a new time period for the giving of a shareholder’s notice as described above.

Section ~~2.14.4~~2.14.5.                              General.

(a)                                 If information submitted pursuant to this Section 2.14 by any shareholder proposing a nominee for election as a Trustee or any proposal for other business at a meeting of shareholders shall be deemed by the Board of Trustees incomplete or inaccurate, any authorized officer or the Board of Trustees or any committee thereof may treat such information as not having been provided in accordance with this Section 2.14.  Any notice submitted by a shareholder pursuant to this Section 2.14 that is deemed by the Board of Trustees inaccurate, incomplete or otherwise fails to satisfy completely any provision of this Section 2.14 shall be deemed defective and shall thereby render all proposals and nominations set forth in such notice defective.  Upon written request by the secretary of the Trust or the Board of Trustees or any committee thereof (which may be made from time to time), any shareholder proposing a nominee for election as a Trustee or any proposal for other business at a meeting of shareholders shall provide, within three (3) business days after such request (or such other period as may be specified in such request), (i) written verification, satisfactory to the secretary or any other authorized officer or the Board of Trustees or any committee thereof, in his, her or its discretion, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 2.14, (ii) written responses to information reasonably requested by the secretary, the Board of Trustees or any committee thereof and (iii) a written update, to a current date, of any information submitted by the shareholder pursuant to this Section 2.14 as of an earlier date.  If a shareholder fails to provide such written verification, information or update within such period, the secretary or any other authorized officer or the Board of Trustees may treat the information which was previously provided and to which the verification, request or update relates as not having been provided in accordance with this Section 2.14~~; provided, however, that no such written verification, response or update shall cure any incompleteness, inaccuracy or failure in any notice provided by a shareholder pursuant to this Section 2.14~~.  It is the responsibility of a shareholder who wishes to make a nomination or other proposal to comply with the requirements of Section 2.14; nothing in this Section ~~2.14.4~~2.14.5(a) or otherwise shall create any duty of the Trust, the Board of Trustees or any committee thereof nor any officer of the Trust to inform a shareholder that the information submitted pursuant to this Section 2.14 by or on behalf of such shareholder is incomplete or inaccurate or not otherwise in accordance with this Section 2.14 nor require the Trust, the Board of Trustees, any committee of the Board of Trustees or any officer of the Trust to request clarification or updating of information provided by any shareholder, but the Board of Trustees, a committee thereof or the secretary acting on behalf of the Board of Trustees or a committee, may do so in its, his or her discretion.

(b)                                 Only such individuals who are nominated in accordance with this Section 2.14 shall be eligible for election by shareholders as Trustees and only such business shall be conducted at a meeting of shareholders as shall have been properly brought before the meeting in accordance with this Section 2.14.  The chairperson of the meeting and the Board of Trustees shall each have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 2.14 and, if any proposed nomination or other business is determined not to be in compliance with this Section 2.14, to declare that such defective nomination or proposal be disregarded.

(c)                                  For purposes of this Section 2.14:  (i) “public announcement” shall mean disclosure in (A) a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or any other widely circulated news or wire service or (B) a document publicly filed by the Trust with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act; (ii) “subsidiary” shall include, with respect to a person, any corporation, partnership, joint venture or other entity of which such person (A) owns, directly or indirectly, ten percent (10%) or more of the outstanding voting securities or other interests or (B) has a person designated by such person serving on, or a right, contractual or otherwise, to designate a person, so to serve on, the board of directors (or analogous governing body); and (iii) a person shall be deemed to “beneficially own” any shares of beneficial interest of the Trust not owned directly by such person if that person or a group of which such person is a member would be the beneficial owner of such shares under Rule 13d-3 and Rule 13d-5 of the Exchange Act.

(~~c~~d)                           Notwithstanding the foregoing provisions of this Section 2.14, a shareholder shall also comply with all applicable legal requirements, including, without limitation, applicable requirements of state law and the Exchange Act and the rules and regulations thereunder, with respect to the matters set forth in this Section 2.14.  Nothing in this Section 2.14 shall be deemed to require that a shareholder nomination of an individual for election to the Board of Trustees or a shareholder proposal relating to other business be included in the Trust’s proxy statement, except as may be required by law.

(~~d~~e)                           The Board of Trustees may from time to time require any individual nominated to serve as a Trustee to agree in writing with regard to matters of business ethics and confidentiality while such nominee serves as a Trustee, such agreement to be on the terms and in a form (the “Agreement”) determined satisfactory by the Board of Trustees, as amended and supplemented from time to time in the discretion of the Board of Trustees.  The terms of the Agreement may be substantially similar to the Code of Business Conduct and Ethics of the Trust or any similar code promulgated by the Trust (the “Code of Business Conduct”) or may differ from or supplement the Code of Business Conduct.

(~~e~~f)                             Determinations required or permitted to be made under this Section 2.14 by the Board of Trustees may be delegated by the Board of Trustees to a committee of the Board of Trustees, subject to applicable law.

Section 2.15                             No Shareholder Actions by Written Consent.  Shareholders shall not be authorized or permitted to take any action required or permitted to be taken at a meeting of shareholders by written consent, and may take such action only at a shareholders meeting of the Trust.

Section 2.16                             Voting by Ballot.  Voting on any question or in any election may be by voice vote unless the chairperson of the meeting or any shareholder shall demand that voting be by ballot.

Section 2.17                             Proposals of Business Which Are Not Proper Matters For Action By Shareholders.  Notwithstanding anything in these Bylaws to the contrary, subject to applicable law, any shareholder proposal for business the subject matter or effect of which would be within the exclusive purview of the Board of Trustees or would reasonably likely, if considered by the shareholders or approved or implemented by the Trust, result in an impairment of the limited liability status for the Trust’s shareholders, shall be deemed not to be a matter upon which the shareholders are entitled to vote.  The Board of Trustees in its discretion shall be entitled to determine whether a shareholder proposal for business is not a matter upon which the shareholders are entitled to vote pursuant to this Section 2.17, and its decision shall be final and binding unless determined by a court of competent jurisdiction to have been made in bad faith.

ARTICLE III

TRUSTEES

Section 3.1                                    General Powers; Qualifications; Trustees Holding Over.  The business and affairs of the Trust shall be managed under the direction of its Board of Trustees.  A Trustee shall be an individual at least twenty-one (21) years of age who is not under legal disability.  To qualify for nomination or election as a Trustee, an individual, at the time of nomination and election, shall, without limitation, (a) have substantial expertise or experience relevant to the business of the Trust and its subsidiaries (as determined by the Board of Trustees), (b) not have been convicted of a felony ~~and~~, (c) meet the qualifications of an Independent Trustee or a Managing Trustee, each as defined in Section 3.2, as the case may be, depending upon the position for which such individual may be nominated and elected and (d) have been nominated for election to the Board of Trustees in accordance with Section 2.14.  In case of failure to elect Trustees at an annual meeting of the shareholders, the incumbent Trustees shall hold over and continue to direct the management of the business and affairs of the Trust until they may resign or until their successors are elected and qualify.

Section 3.2                                    Independent Trustees and Managing Trustees.  A majority of the Trustees holding office shall at all times be Independent Trustees; provided, however, that upon a failure to comply with this requirement as a result of the creation of a temporary vacancy which shall be filled by an Independent Trustee, whether as a result of enlargement of the Board of Trustees or the resignation, removal or death of a Trustee who is an Independent Trustee, such requirement shall not be applicable.  An “Independent Trustee” is one who is not an employee of the Manager (as defined in the Declaration of Trust), who is not involved in the Trust’s day to day activities and who meets the qualifications of an independent director (not including the specific independence requirements applicable only to members of the Audit Committee of the Board of Trustees) under the applicable rules of ~~the NYSE Euronext and the S.E.C.~~each securities exchange upon which shares of the Trust are listed for trading and the SEC, as those requirements may be amended from time to time.  If the number of Trustees, at any time, is set at less than five (5), at least one (1) Trustee shall be a Managing Trustee.  So long as the number of Trustees shall be five (5) or greater, at least two (2) Trustees shall be Managing Trustees.

“Managing Trustees” shall mean Trustees who have been employees, officers or directors of the Manager or involved in the day to day activities of the Trust for at least one year prior to their election.  If at any time the Board of Trustees shall not be comprised of a majority of Independent Trustees, the Board of Trustees shall take such actions as will cure such condition; provided that the fact that the Board of Trustees does not have a majority of Independent Trustees or has not taken such action at any time or from time to time shall not affect the validity of any action taken by the Board of Trustees.  If at any time the Board of Trustees shall not be comprised of a number of Managing Trustees as is required under this Section 3.2, the Board of Trustees shall take such actions as will cure such condition; provided that the fact that the Board of Trustees does not have the requisite number of Managing Trustees or has not taken such action at any time or from time to time shall not affect the validity of any action taken by the Board of Trustees.

Section 3.3                                    Number and Tenure.  The number of Trustees constituting the entire Board of Trustees may be increased or decreased from time to time only by a vote of the Trustees; provided, however, that the tenure of office of a Trustee shall not be affected by any decrease in the number of Trustees.  The number of Trustees shall be five (5) until increased or decreased by the Board of Trustees.

Section 3.4                                    Annual and Regular Meetings.  An annual meeting of the Trustees shall be held immediately after the annual meeting of shareholders, no notice other than this Bylaw being necessary.  The time and place of the annual meeting of the Trustees may be changed by the Board of Trustees.  The Trustees may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Trustees without other notice than such resolution.  In the event any such regular meeting is not so provided for, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Trustees.

Section 3.5                                    Special Meetings.  Special meetings of the Trustees may be called at any time by any Managing Trustee, the president or pursuant to the request of any two (2) Trustees then in office.  The person or persons authorized to call special meetings of the Trustees may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Trustees called by them.

Section 3.6                                    Notice.  Notice of any special meeting shall be given by written notice delivered personally or by electronic mail, telephoned, facsimile transmitted, overnight couriered (with proof of delivery) or mailed to each Trustee at his or her business or residence address.  Personally delivered, telephoned, facsimile transmitted or electronically mailed notices shall be given at least twenty-four (24) hours prior to the meeting.  Notice by mail shall be deposited in the U.S. mail at least seventy-two (72) hours prior to the meeting.  If mailed, such notice shall be deemed to be given when deposited in the U.S. mail properly addressed, with postage thereon prepaid.  Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Trust by the Trustee.  Telephone notice shall be deemed given when the Trustee is personally given such notice in a telephone call to which he is a party.  Facsimile transmission notice shall be deemed given upon completion of the transmission of the message to the number given to the Trust by the Trustee and receipt of a completed answer back indicating receipt.  If sent by overnight courier, such notice shall be deemed given when delivered to the courier.  Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 3.7                                    Quorum.  A majority of the Trustees shall constitute a quorum for transaction of business at any meeting of the Trustees, provided that, if less than a majority of such Trustees are present at a meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Declaration of Trust or these Bylaws, the vote of a majority of a particular group of Trustees is required for action, a quorum for that action shall also include a majority of such group.  The Trustees present at a meeting of the Board of Trustees which has been duly called and convened and at which a quorum was established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of such number of Trustees as results in less than a quorum then being present at the meeting.

Section 3.8                                    Voting.  The action of the majority of the Trustees present at a meeting at which a quorum is or was present shall be the action of the Trustees, unless the concurrence of a greater proportion is required for such action by specific provision of an applicable statute, the Declaration of Trust or these Bylaws.  If enough Trustees have withdrawn from a meeting to leave fewer than are required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of Trustees necessary to constitute a quorum at such meeting shall be the action of the Board of Trustees, unless the concurrence of a greater proportion is required for such action by applicable law, the Declaration of Trust or these Bylaws.

Section 3.9                                    Telephone Meetings.  Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.  Such meeting shall be deemed to have been held at a place designated by the Trustees at the meeting.

Section 3.10                             Action by Written Consent of Trustees.  Unless specifically otherwise provided in the Declaration of Trust, any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting, if a majority of the Trustees shall individually or collectively consent in writing or by electronic transmission to such action.  Such written or electronic consent or consents shall be filed with the records of the Trust and shall have the same force and effect as the affirmative vote of such Trustees at a duly held meeting of the Trustees at which a quorum was present.

Section 3.11                             Waiver of Notice.  The actions taken at any meeting of the Trustees, however called and noticed or wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the Trustees not present waives notice, consents to the holding of such meeting or approves the minutes thereof.

Section 3.12                             Vacancies.  If for any reason any or all the Trustees cease to be Trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining Trustees hereunder (even if fewer than three Trustees remain).  Any vacancy on the Board of

Trustees may be filled only by a majority of the remaining Trustees, even if the remaining Trustees do not constitute a quorum.  Any Trustee elected to fill a vacancy, whether occurring due to an increase in size of the Board of Trustees or by the death, resignation or removal of any Trustee, shall hold office for the remainder of the full term of the class of Trustees in which the vacancy occurred or was created and until a successor is elected and qualifies.

Section 3.13                             Compensation.  The Trustees shall be entitled to receive such reasonable compensation for their services as Trustees as the Trustees may determine from time to time.  Trustees may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Trustees or of any committee thereof; and for their expenses, if any, in connection with each property visit and any other service or activity performed or engaged in as ~~Trustee~~Trustees.  The Trustees shall be entitled to receive remuneration for services rendered to the Trust in any other capacity, and such services may include, without limitation, services as an officer of the Trust, services as an employee of the Manager, legal, accounting or other professional services, or services as a broker, transfer agent or underwriter, whether performed by a Trustee or any person affiliated with a Trustee.

Section 3.14                             Surety Bonds.  Unless specifically required by law, no Trustee shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

Section 3.15                             Reliance.  Each Trustee, officer, employee and agent of the Trust shall, in the performance of his or her duties with respect to the Trust, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Trust or by the Manager, accountants, appraisers or other experts or consultants selected by the Board of Trustees or officers of the Trust, regardless of whether such counsel or expert may also be a Trustee.

Section ~~3.15~~3.16     Interested Trustee Transactions.  Section 2-419 of the Maryland General Corporation Law shall be available for and apply to any contract or other transaction between the Trust and any of its Trustees or between the Trust and any other trust, corporation, firm or other entity in which any of its Trustees is a trustee or director or has a material financial interest.

~~Section 3.16                             Qualifying Shares Not Required.  Trustees need not be shareholders of the Trust.~~

Section 3.17                             Certain Rights of Trustees, Officers, Employees and Agents.  A Trustee shall have no responsibility to devote his or her full time to the affairs of the Trust.  Any Trustee or officer, employee or agent of the Trust, in his or her personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, may have business interests and engage in business activities similar or in addition to those of or relating to the Trust.

Section 3.18                             Emergency Provisions.  Notwithstanding any other provision in the Declaration of Trust or these Bylaws, this Section 3.18 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Trustees under ARTICLE III cannot readily be obtained (an “Emergency”).  During any

Emergency, unless otherwise provided by the Board of Trustees, (a) a meeting of the Board of Trustees may be called by any Managing Trustee or officer of the Trust by any means feasible under the circumstances and (b) notice of any meeting of the Board of Trustees during such an Emergency may be given less than twenty-four (24) hours prior to the meeting to as many Trustees and by such means as it may be feasible at the time, including publication, television or radio.

Section 3.19                             Removal for Cause.  For purposes of the provisions in the Declaration of Trust regarding the removal of a Trustee, “cause” shall mean, with respect to any particular Trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.

ARTICLE IV

COMMITTEES

Section 4.1                                    Number; Tenure and Qualifications.  The Board of Trustees shall appoint an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.  Each of these committees shall be composed of three or more Trustees, to serve at the pleasure of the Board of Trustees.  The Board of Trustees may also appoint other committees from time to time composed of one or more members, at least one of which shall be a Trustee, to serve at the pleasure of the Board of Trustees.  The Board of Trustees shall adopt a charter with respect to the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, which charter shall specify the purposes, the criteria for membership and the responsibility and duties and may specify other matters with respect to each committee.  The Board of Trustees may also adopt a charter with respect to other committees.

Section 4.2                                    Powers.  The Trustees may delegate any of the powers of the Trustees to committees appointed under Section 4.1 and composed solely of Trustees, except as prohibited by law.  In the event that a charter has been adopted with respect to a committee composed solely of Trustees, the charter shall constitute a delegation by the Trustees of the powers of the Board of Trustees necessary to carry out the purposes, responsibilities and duties of a committee provided in the charter or reasonably related to those purposes, responsibilities and duties, to the extent permitted by law.

Section 4.3                                    Meetings.  Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Trustees.  One-third, but not less than one, of the members of any committee shall be present in person at any meeting of a committee in order to constitute a quorum for the transaction of business at a meeting, and the act of a majority present at a meeting at the time of a vote if a quorum is then present shall be the act of a committee.  The Board of Trustees or, if authorized by the Board in a committee charter or otherwise, the committee members may designate a chairman of any committee, and the chairman or, in the absence of a chairman, a majority of any committee may fix the time and place of its meetings unless the Board shall otherwise provide.  In the absence or disqualification of any member of any committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another Trustee to act at the meeting in the place of absent or disqualified members.

Section 4.4                                    Telephone Meetings.  Members of a committee may participate in a meeting by means of a conference telephone or similar communications equipment and participation in a meeting by these means shall constitute presence in person at the meeting.

Section 4.5                                    Action by Written Consent of Committees.  Any action required or permitted to be taken at any meeting of a committee of the Trustees may be taken without a meeting, if a consent in writing or by electronic transmission to such action is signed by a majority of the committee and such written or electronic consent is filed with the minutes of proceedings of such committee.

Section 4.6                                    Vacancies.  Subject to the provisions hereof, the Board of Trustees shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 5.1                                    General Provisions.  The officers of the Trust shall include a president, a secretary and a treasurer ~~and may include a chairman of the board, a vice chairman of the board, a chief executive officer, a chief operating officer, a chief financial officer, one or more vice presidents, one or more assistant secretaries and one or more assistant treasurers.  In addition, the~~.  The Trustees may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable.  The officers of the Trust shall be elected annually by the Trustees at the first meeting of the Trustees held after each annual meeting of shareholders.  If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient.  Each officer shall hold office until his or her successor is elected and qualifies or until his or her death, resignation or removal in the manner hereinafter provided.  Any two (2) or more offices, except that of president and vice president, may be held by the same person.  In their discretion, the Trustees may leave unfilled any office except that of president and secretary.  Election of an officer or agent shall not of itself create contract rights between the Trust and such officer or agent.

Section 5.2                                    Removal and Resignation.  Any officer or agent of the Trust may be removed by the Trustees if in their judgment the best interests of the Trust would be served thereby, but the removal shall be without prejudice to the contract rights, if any, of the person so removed.  Any officer of the Trust may resign at any time by giving notice in writing or by electronic transmission of his or her resignation to the Trustees, the chairman of the board, the president or the secretary.  Any resignation shall take effect at any time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.  A resignation shall be without prejudice to the contract rights, if any, of the Trust.

Section 5.3                                    Vacancies.  A vacancy in any office may be filled by the Trustees for the balance of the term.

~~Section 5.4                                    Chief Executive Officer.  The Trustees may designate a chief executive officer from among the Trustees or elected officers.  The chief executive officer shall have responsibility for implementation of the policies of the Trust, as determined by the Trustees, and for the administration of the business affairs of the Trust.  In the absence of both the chairman and vice chairman of the board, the chief executive officer shall preside over the meetings of the Board of Trustees at which he shall be present.  In the absence of a different designation, the Managing Trustees, or any of them, shall function as the chief executive officer of the Trust.~~

~~Section 5.5                                    Chief Operating Officer.  The Trustees may designate a chief operating officer from among the elected officers.  Said officer will have the responsibilities and duties as set forth by the Trustees or the chief executive officer.~~

~~Section 5.6                                    Chief Financial Officer.  The Trustees may designate a chief financial officer from among the elected officers.  Said officer will have the responsibilities and duties as set forth by the Trustees or the chief executive officer.~~

~~Section 5.7                                    Chairman and Vice Chairman of the Board.  The chairman of the board, if any, and the vice chairman of the board, if any, shall perform such duties as may be assigned to him, her or them by the Trustees.  In the absence of a chairman and vice chairman of the board or if none are appointed, the Managing Trustees, or any of them, shall preside at meetings of the Board of Trustees.~~

Section ~~5.8~~5.4                   President.  The president may execute any deed, mortgage, bond, lease, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed, and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the ~~chief executive officer or the~~ Trustees.

Section ~~5.9~~5.5                   Vice Presidents.  In the absence or unavailability of the president, the vice president (or in the event there be more than one vice president, any vice president) shall perform the duties of the president and when so acting shall have all the powers of the president; and shall perform such other duties as from time to time may be assigned to him or her by the president~~, the chief executive officer or by~~ or the Trustees.  The Trustees may designate one or more vice presidents as executive vice presidents, senior vice presidents or as vice presidents for particular areas of responsibility.

Section ~~5.10~~5.6            Secretary.  The secretary (or his or her designee) shall (a) keep the minutes of the proceedings of the shareholders, the Trustees and committees of the Trustees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the Trust records and of the seal of the Trust, if any; (d) maintain a share register, showing the ownership and transfers of ownership of all shares of the Trust, unless a transfer agent is employed to maintain and does maintain such a share register; and (e) in general perform such other duties as from time to time may be assigned to the secretary by the ~~chief executive officer~~president or the Trustees.

Section ~~5.11~~5.7            Treasurer.  The treasurer shall have the custody of the funds and securities of the Trust and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be authorized by the Trustees.  The treasurer shall also have such other responsibilities as may be assigned to him or her by the ~~chief executive officer~~president or the Trustees.

Section ~~5.12~~5.8            Assistant Secretaries and Assistant Treasurers.  The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the ~~chief executive officer~~president or the Trustees.

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 6.1                                    Contracts.  The Board of Trustees may authorize any Trustee, officer or agent (including the Manager or any officer of the Manager) to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances.  Any agreement, deed, mortgage, lease or other document executed by an authorized Trustee, officer or agent shall be valid and binding upon the Trust when authorized or ratified by action of the Trustees.

Section 6.2                                    Checks and Drafts.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or agent of the Trust in such manner as shall from time to time be determined by the treasurer, the ~~chief executive officer~~president or the Trustees.

Section 6.3                                    Deposits.  All funds of the Trust not otherwise employed shall be deposited from time to time to the credit of the Trust in such banks, trust companies or other depositories as the treasurer, the ~~chief executive officer~~president or the Trustees may designate.

ARTICLE VII

SHARES

Section 7.1                                    Certificates.  Ownership of shares of any class of shares of beneficial ownership of the Trust shall be evidenced by certificates, or at the election of a shareholder in book entry form.  Unless otherwise determined by the Board of Trustees, any such certificates shall be signed by ~~the chief executive officer,~~ the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Trust.  The signatures may be either manual or facsimile.  Certificates shall be consecutively numbered and if the Trust shall from time to time issue several classes of shares, each class may have its own number series.  A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.

Section 7.2                                    Transfers.

(a)                                 Shares of the Trust shall be transferable in the manner provided by applicable law, the Declaration of Trust and these Bylaws.  Certificates shall be treated as negotiable and title thereto and to the shares they represent shall be transferred by delivery thereof to the same extent as those of a Maryland stock corporation.

(b)                                 The Trust shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided in these Bylaws or by the laws of the State of Maryland.

Section 7.3                                    Lost Certificates.  For shares evidenced by certificates, any officer designated by the Trustees may direct a new certificate to be issued in place of any certificate previously issued by the Trust alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed.  When authorizing the issuance of a new certificate, an officer designated by the Trustees may, in such officer’s discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner’s legal representative to advertise the same in such manner as he shall require and/or to give bond, with sufficient surety, to the Trust to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

Section 7.4                                    Closing of Transfer Books or Fixing of Record Date.

(a)                                 The Trustees may set, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or determining shareholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of shareholders for any other proper purpose.

(b)                                 In lieu of fixing a record date, the Trustees may provide that the share transfer books shall be closed for a stated period but not longer than twenty (20) days.  If the share transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten (10) days before the date of such meeting.

(c)                                  If no record date is fixed and the share transfer books are not closed for the determination of shareholders, (i) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day on which the notice of meeting is mailed or the thirtieth (30th) day before the meeting, whichever is the closer date to the meeting; and (ii) the record date for the determination of shareholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Trustees, declaring the dividend or allotment of rights, is adopted.

(d)                                 When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the Board of Trustees shall set a new record date with respect thereto.

Section 7.5                                    Share Ledger.  The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent a share ledger containing the name and address of each shareholder and the number of shares of each class held by such shareholder.

Section 7.6                                    Fractional Shares; Issuance of Units.  The Trustees may issue fractional shares or provide for the issuance of scrip, all on such terms and under such conditions as they may determine.  Notwithstanding any other provision of the Declaration of Trust or these Bylaws, the Trustees may issue units consisting of different securities of the Trust.  Any security issued in a unit shall have the same characteristics as any identical securities issued by the Trust, except that the Trustees may provide that for a specified period securities of the Trust issued in such unit may be transferred on the books of the Trust only in such unit.

ARTICLE VIII

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 8.1                                    Indemnification and Advancement of Expenses.

(a)                                 To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Trustee or officer of the Trust and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a Trustee, director, officer or partner of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.  The rights to indemnification and advance of expenses provided by the Declaration of Trust of the Trust and these Bylaws shall vest immediately upon election of a Trustee or officer.  The Trust may, with the approval of its Board of Trustees, provide such indemnification and advance for expenses to an individual who served a predecessor of the Trust in any of the capacities described in (a)(i) or (ii) above and to any shareholder, employee or agent of the Trust or a predecessor of the Trust.

(b)                                 Notwithstanding anything in these Bylaws to the contrary, except with respect to proceedings to enforce rights to indemnification, the Trust shall indemnify any person referenced in Section 8.1(a)(i) or (ii) above in connection with any proceeding initiated by such person against the Trust only if such proceeding was authorized by the Board of Trustees.

(c)                                  The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise.

(d)                                 Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or Declaration of Trust of the Trust inconsistent with this ARTICLE VIII, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IX

FISCAL YEAR

Section 9.1                                    Fiscal Year.  The fiscal year of the Trust shall be the calendar year.

ARTICLE X

DIVIDENDS AND OTHER DISTRIBUTIONS

Section 10.1                             Dividends and Other Distributions.  Dividends and other distributions upon the shares of beneficial interest of the Trust may be authorized and declared by the Trustees.  Dividends and other distributions may be paid in cash, property or shares of the Trust.

ARTICLE XI

SEAL

Section 11.1                             Seal.  The Trustees may authorize the adoption of a seal by the Trust.  The Trustees may authorize one or more duplicate seals.

Section 11.2                             Affixing Seal.  Whenever the Trust is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Trust.

ARTICLE XII

WAIVER OF NOTICE

Section 12.1                             Waiver of Notice.  Whenever any notice is required to be given pursuant to the Declaration of Trust, these Bylaws or applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice or waiver by electronic transmission, unless specifically required by statute.  The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE XIII

AMENDMENT OF BYLAWS

Section 13.1                             Amendment of Bylaws.  Except for any change for which these Bylaws requires approval by more than a majority vote of the Trustees, these Bylaws may be amended or repealed or new or additional Bylaws may be adopted only by the vote or by written consent of a majority of the Trustees as specified in Section 3.10.

ARTICLE XIV

MISCELLANEOUS

Section 14.1                             References to Declaration of Trust.  All references to the Declaration of Trust shall include any amendments and supplements thereto.

Section 14.2                             Ratification.  The Board of Trustees or the shareholders may ratify and make binding on the Trust any action or inaction by the Trust or its officers to the extent that the Board of Trustees or the shareholders could have originally authorized the matter.  Moreover, any action or inaction questioned in any shareholder’s derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a Trustee, officer or shareholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the Board of Trustees or by the shareholders and, if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Trust and its shareholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 14.3                             Ambiguity.  In the case of an ambiguity in the application of any provision of these Bylaws or any definition contained in these Bylaws, the Board of Trustees shall have the sole power to determine the application of such provisions with respect to any situation based on the facts known to it and such determination shall be final and binding unless determined by a court of competent jurisdiction to have been made in bad faith.

Section 14.4                             Inspection of Bylaws.  The Trustees shall keep at the principal office for the transaction of business of the Trust the original or a copy of the Bylaws as amended or otherwise altered to date, certified by the secretary, which shall be open to inspection by the shareholders at all reasonable times during office hours.

Section 14.5                             Election to be Subject to Part of Title 3, Subtitle 8.  Notwithstanding any other provision contained in the Declaration of Trust or these Bylaws, the Trust hereby elects to be subject to Section 3-804(b) and (c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”) (or any successor statute).  This Section 14.5 only may be repealed, in whole or in part, by a subsequent amendment to these Bylaws.

Section 14.6                             Control Share Acquisition Act.  Notwithstanding any other provision contained in the Declaration of Trust or these Bylaws, Title 3, Subtitle 7 of the MGCL (or any successor statute) shall not apply to any acquisition by any person of shares of beneficial interest of the Trust.  This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor Bylaw or amendment hereto, apply to any prior or subsequent control share acquisition.

ARTICLE XV

ARBITRATION PROCEDURES FOR DISPUTES

Section 15.1                             Procedures for Arbitration of Disputes.  Any disputes, claims or controversies brought by or on behalf of any shareholder of the Trust (which, for purposes of this ARTICLE XV, shall mean any shareholder of record or any beneficial owner of shares of the Trust, or any former shareholder of record or beneficial owner of shares of the Trust), either on his, her or its own behalf, on behalf of the Trust or on behalf of any series or class of shares of the Trust or shareholders of the Trust against the Trust or any Trustee, officer, manager (including Reit Management & Research LLC or its successor), agent or employee of the Trust, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of the Declaration of Trust or these Bylaws (all of which are referred to as ~~“~~“Disputes~~”~~“) or relating in any way to such a Dispute or Disputes, but excluding any Dispute that arises under the Federal securities laws and the rules and regulations of the ~~S.E.C.~~SEC in effect from time to time, shall, on the demand of any party to such Dispute, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the ~~“~~“Rules~~”~~“) of the American Arbitration Association (~~“~~“AAA~~”~~“) then in effect, except as those Rules may be modified in this ARTICLE XV.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against Trustees, officers or managers of the Trust and class actions by shareholders against those individuals or entities and the Trust. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

Section 15.2                             Arbitrators.  There shall be three arbitrators.  If there are only two (2) parties to the Dispute, each party shall select one arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration.  Such arbitrators may be affiliated or interested persons of such parties.  If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator within 15 days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either a claimant (or all claimants) or a respondent (or all respondents) fail to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten days from the date AAA provides such list to select one of the three arbitrators proposed by AAA.  If such party (or parties) fail to select such arbitrator by such time, the party (or parties) who have appointed the first arbitrator shall then have ten (10) days to select one of the three arbitrators proposed by AAA to be the second arbitrator; and if he/they should fail to select the second arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second arbitrator.  The two (2)

arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second arbitrator.  If the third arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

Section 15.3                             Place of Arbitration.  The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

Section 15.4                             Discovery.  There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

Section 15.5                             Awards.  In rendering an award or decision (the ~~“~~“Award~~”~~“), the arbitrators shall be required to follow the laws of the State of Maryland.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to briefly state the findings of fact and conclusions of law on which it is based.  Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  The party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide.

Section 15.6                             Costs and Expenses.  Except as otherwise set forth in the Declaration of Trust or these Bylaws, or as otherwise agreed by the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Trust’s award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

Section 15.7                             Final and Binding.  An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

Section 15.8                             Beneficiaries.  This ARTICLE XV is intended to benefit and be enforceable by the shareholders, Trustees, officers, managers (including Reit Management & Research LLC or its successor), agents or employees of the Trust and the Trust and shall be binding on the shareholders of the Trust and the Trust, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.